CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of VelaTel Global Communications, Inc. on Form S-1 of our Report dated April 16, 2012 on the consolidated balance sheets of VelaTel Global Communications, Inc. as of December 31, 2011 and 2010 and the consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the two years in the period ended December 31, 2011.  We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

Kabani & Company, Inc.

Certified Public Accountants

Los Angeles, CA

January 30, 2013